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Pricing Supplement dated:  9/14/2000                         Rule 424 (b) 3
to Prospectus dated June 6, 2000                             File No.  333-84179

                             HOMESIDE LENDING, INC.
                        MEDIUM-TERM NOTE - FLOATING RATE
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Principal Amount:                 $ 75,000,000   Initial Interest Rate: 6.785%
Agent's Discount or Commission:   $    187,500   Original Issue Date: 9/14/2000
Net Proceeds to Issuer:           $ 74,812,500   Stated Maturity Date: 9/16/2002
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Calculation Agent:  BANK OF NEW YORK

Interest Calculation:
[X] Regular Floating Rate Note         [ ] Floating Rate/Fixed Rate Note
[ ] Inverse Floating Rate Note               (Fixed Rate Commencement Date):
       (Fixed Interest Rate):    %           (Fixed Interest Rate):      %

Interest Rate Basis:
[ ] CD Rate                   [ ] Prime Rate              [ ] Federal Funds Rate
[ ] Commercial Paper Rate     [X] Libor                   [ ] Treasury Rate
[ ] CMT Rate                  [ ] 11th District Cost of Funds Rate

If Libor, Designated Libor page:               If CMT Rate:
       [ ] Reuters Page                           Designated CMT Telerate Page
       [X] Telerate Page: 3750                    Designated CMT Maturity Index:
       Designated Libor Currency: USD

Initial Interest Reset Date:        9/14/2000                                     Spread (+/-):  + 12.5 bps
Interest Reset Date(s): each 3/16, 6/16, 9/16, 12/16, commencing 12/16/2000       Spread Multiplier: N/A
Interest Payment Date(s): each 3/16, 6/16, 9/16, 12/16, commencing 12/16/2000     Maximum Interest Rate:  % N/A
Index Maturity:   3 MONTH                                                         Minimum Interest Rate: % N/A

Day Count Convention
[X] Actual/360 for the period from  9/14/2000 to 9/16/2002.
[ ] Actual/Actual for the period from         to
[ ] 30/360 for the period from         to

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage: ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of Principal Amount.

Repayment:
    [X] The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

Original Issue Discount:      [ ] Yes      [X] No
       Total Amount of OID:       Yield to Maturity:
       Initial Accrual Period:

Form:  [X] Book Entry            [ ] Certificated

Agent: MERRILL LYNCH & Co.
Agent acting in the capacity as indicated below:
       [X]  Agent                 [ ]  Principal

If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed public offering price of
           ___ % of principal amount.

If as agent:
       [X] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other/Additional Provisions: